Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 1155 Canyon Blvd., Suite 400 Boulder, Colorado 80302-5148 o: 650.493.9300 f: 866.974.7329

November 7, 2024

Edgewise Therapeutics, Inc.

1715 38th St.

Boulder, CO 80301

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Edgewise Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Act”) of shares of your common stock, par value $0.0001 per share, consisting of: (i) 2,000,000 shares of common stock (the “Plan Shares”) to be issued under the Edgewise Therapeutics, Inc. 2024 Inducement Equity Incentive Plan (the “Plan”) and (ii) 1,456,780 shares of common stock (the “Russell Shares” and together with the Plan Shares, the “Shares”) to be issued pursuant to a stock option agreement (the “Stock Option Agreement”) granted to Dr. Alan Russell on September 19, 2017 outside of the Company’s compensatory benefit plans. As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of: (i) the Plan Shares to be issued under the Plan and (ii) the Russell Shares to be issued pursuant to the Stock Option Agreement dated September 19, 2017 between the Company and Dr. Alan Russell.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Plan Shares, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable and (ii) the Russell Shares when issued and sold in the manner described in the Stock Option Agreement, will be legally and validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and in any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

austin      beijing      boston      BOULDER      brussels      hong kong      london      los angeles      new york      palo alto

SALT LAKE CITY      san diego      san francisco      seattle      shanghai      washington, dc      wilmington, de